Exhibit 10.1

THE DIAMOND OFFSHORE DRILLING, INC.

INCENTIVE COMPENSATION PLAN

(Amended and Restated as of January 1, 2018, as amended on June 28, 2018)

1.	PURPOSE OF THE PLAN

The purpose of The Diamond Offshore Drilling, Inc. Incentive Compensation Plan (the “Plan”) is to provide a means of rewarding certain executive officers, officers and key employees of Diamond Offshore Drilling, Inc. (the “Corporation”) or its subsidiaries who have contributed to the profitability of the Corporation and to encourage them to remain with and devote their best efforts to the business of the Corporation, thereby advancing the interests of the Corporation and its stockholders.

2.	ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Corporation (the “Board”). In the event the Board is the administrator of the Plan, references herein to the Committee shall be deemed to refer to the Board. The administration of this Plan shall be vested in the Committee, or such other committee of the Board of Directors which shall succeed to the functions and responsibilities of such committee in relation to this Plan, which shall make all determinations necessary under this Plan. No member of the Committee shall be entitled to participate in this Plan.

The Committee shall have sole authority to (i) select Participants, (ii) establish any appropriate grouping of Participants for purposes of making award grants pursuant to this Plan (“Incentive Awards”), (iii) establish conditions for receipt of an Incentive Award for a Performance Period based upon corporate, group, or individual performance, or a combination thereof, or such other criteria as the Committee may determine to be appropriate, and (iv) establish the amount of an Incentive Award, if any, to be granted to a Participant with respect to a Performance Period and the terms thereof, including the establishment of any deferral period. The Committee may also, in its sole discretion, waive any eligibility, performance, or other criteria under the Plan in a manner favorable to a particular Participant or to Participants generally, upon such terms as the Committee deems appropriate. The Committee is authorized to interpret the Plan and may from time to time adopt such rules and regulations, consistent with the provisions of the Plan, as it may deem advisable to carry out the Plan. All decisions made by the Committee in selecting Participants, determining who shall be granted Incentive Awards and the amount thereof, and in construing the provisions of the Plan or the terms of any Incentive Award shall be final and binding on all Participants.

Nothing in this Plan or any agreement with respect to any Incentive Award pursuant to this Plan is intended to or shall (i) prohibit or restrict a Participant from communicating about or reporting any possible violation of federal, state or local law or regulation to any governmental agency or entity, including, but not limited to, the Securities and Exchange Commission, or any applicable self-regulatory organization, or making any other disclosure that is protected under the whistleblower provisions of federal, state or local law or regulation, in each case without notice to the Corporation, or (ii) limit the right of a Participant to receive an award for information provided to any such governmental agency or entity or self-regulatory organization. For the avoidance of doubt, the Corporation hereby confirms its consent to any such disclosure that is protected under the whistleblower provisions of federal, state or local law or regulation by any Participant, notwithstanding anything to the contrary in this Plan or any agreement with respect to any Incentive Award, except for information that is protected from disclosure by any applicable law or privilege.

3.	PARTICIPATION IN THE PLAN

The Committee may designate one or more executive officers, officers and key employees of the Corporation or any subsidiary thereof (each, a “Participant”) who shall participate in this Plan for one or more Performance Periods or Multiple Award Periods (as those terms are defined in Section 6 below).

No employee shall become a Participant in the Plan until such employee has received an Incentive Award providing for such participation. Once an employee is selected to participate in the Plan, he or she remains a Participant until (i) such designation is revoked by the Committee, which the Committee in its discretion may do at any time, but only prospectively, or (ii) such employee’s employment with the Corporation or any subsidiary thereof is terminated, whichever occurs first. An employee whose designation as a Participant is revoked by the Committee shall continue to participate in the Plan to the extent of any unpaid Incentive Awards but shall not otherwise be considered a Participant. No employee shall be disqualified from eligibility merely by reason of his or her being a director of the Corporation or any subsidiary thereof.

4.	PERFORMANCE GOALS

(a)        Performance Awards Generally. The Committee is authorized to grant performance Incentive Awards on the terms and conditions specified in this Section 4 (“Performance Awards”). Performance Awards shall be payable in cash. The Committee may select such of the performance measures set forth in Section 4(c) or other performance measures as it may deem appropriate in granting any Performance Awards. The grant and settlement of all Performance Awards shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 4.

(b)        Objective Performance Goals. The Committee shall establish written, objective performance goals for a Performance Period (the “Goals”). In the event of a Multiple Award Period, the Goals shall be established for the first Performance Period in the Multiple Award Period. The Goals shall be stated as specific amounts of, or specific changes in, one or more of the performance measures selected by the Committee in granting the Performance Awards. The Goals need not be the same for different Performance Periods. The aggregate amount of the Performance Awards determined based on the Goals for a given award period (the “Performance-Based Amount”) shall be allocated to the Participants in accordance with Section 5 hereof.

(c)        Performance Measures. The Committee shall use performance measures it deems appropriate to establish the Goals under Section 4(b), including any one or more of the following performance measures: (i) earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per common share (basic or diluted) including operating earnings per share; (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) assets, return on assets (gross or net), return on investment, capital, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) expenses, operating expenses or expense ratios; (ix) stock price appreciation or stockholder equity; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) book value, common stock price or total stockholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) debt to capital ratio or market share; (xviii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xix) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xx) any combination of, or a specified increase in, any of the foregoing. Where applicable, the performance measures may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Corporation, a subsidiary or affiliate, or a division or strategic business unit of the Corporation, or may be applied to the performance of the Corporation relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The performance measures may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the foregoing performance measures shall be determined in accordance with generally accepted accounting principles, if applicable, and shall be subject to certification by the Committee; provided that the Committee shall have the authority to make equitable adjustments to the performance measures in recognition of unusual or nonrecurring events affecting the Corporation or any subsidiary or affiliate or the financial statements of the Corporation or any subsidiary or affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles or any other unusual transaction or event.

(d)        Written Determinations. The Committee shall record in writing, prior to settlement of each such award granted to a Participant, that the Goals relating to the Performance Award and other material terms of the award upon which settlement of the Performance Award was conditioned have been satisfied.

5.	AWARDS TO PARTICIPANTS

(a)        Performance Awards. The Committee shall allocate in writing, on behalf of each Participant, (a) the amount available for Performance Awards to such Participant, on the basis of the Goals for such Performance Period, pursuant to a formula determined by the Committee subject to and in accordance with Section 4 and this Section 5 or (b) a percentage of Performance-Based Amount on which such Participant’s award will be based and, in each case, the Committee may, in its discretion, determine to reserve the discretion (“Negative Discretion”) to reduce the amount payable to the Participant below the designated portion of Performance-Based Amount. In the event of a Multiple Award Period, for all included Performance Periods the Committee shall allocate in writing, on behalf of each Participant, a portion of Performance-Based Amount (which shall be determined as provided in clause (a) or (b) above in this Section 5) for each of the Performance Periods in the Multiple Award Period or, in the alternative, an aggregate formula for the later Performance Periods in the Multiple Award Period based on the total of assigned portions of Performance-Based Amount for the then current and the prior Performance Periods included in the Multiple Award Period. In no event shall the sum of the portions of Performance-Based Amount allocated to Participants exceed the Performance Based Amount determined in Section 4 for any Performance Period, nor shall any exercise of Negative Discretion with respect to one Participant increase the amount payable to any other Participant. For the avoidance of doubt, overlapping Performance Periods and/or Multiple Award Periods may be established for a Participant. The Committee shall set a maximum amount payable for each Participant for each Performance Period, which shall not exceed $7,500,000 per year or a pro rata portion thereof for Performance Periods which are greater or less than one year.

(b)        Time-Vesting Awards. The Committee is authorized to grant time-vested Incentive Awards on the terms and conditions specified in this Section 5(b) (“Time-Vesting Awards”). Time-Vesting Awards shall be payable in cash. The Committee may select the applicable vesting date or dates for such Time-Vesting Awards or portions thereof (the “Vesting Date”) as it may deem appropriate in granting any Time-Vesting Awards. On or prior to the start of a Performance Period, the Committee shall allocate in writing, on behalf of each Participant, the amount of such Time-Vesting Awards to such Participant and the Vesting Date. The aggregate amount of such Time-Vesting Awards shall be referred to as the “Time-Based Amount.” In the event of a Multiple Award Period, the Committee shall allocate in writing, on behalf of each Participant, the amount of such Time-Vesting Awards to such Participant and the applicable Vesting Date. For the avoidance of doubt, overlapping Performance Periods and/or Multiple Award Periods may be established for a Participant.

6.	PERFORMANCE PERIOD

The term “Performance Period” means a period established by the Committee during which (a) for Performance Awards, performance will be measured for purposes of determining the extent to which one or more Participants will receive awards under this Plan, and (b) for Time-Vesting Awards, the period of time containing the Vesting Date(s) over which the Time-Vesting Awards may vest. Generally, a Performance Period for Performance Awards shall be the twelve-month period commencing January 1 of a calendar year and ending on December 31 of such calendar year or a future calendar year. The Performance Period for Time-Vesting Awards shall be the time period or periods specified in the Incentive Award. In addition, the Committee may establish Performance Periods beginning and/or ending on other dates (including without limitation Performance Periods of less or more than one calendar year). Furthermore, the Committee may designate Participants for future Performance Period awards (a “Multiple Award Period”).

7.	CERTIFICATION OF PERFORMANCE AWARDS UNDER THE PLAN

Following the completion of each Performance Period, the Committee shall certify in writing for Performance Awards (a) the Performance-Based Amount, if any, for such Performance Period and (b) the Performance Awards that are consequently payable to the Participants according to the pre-established formulae. For the avoidance of doubt, there is no certification required for Time-Vesting Awards.

8.	PAYMENT AND DEFERRAL OF PAYMENT OF AWARDS

(a)        Except as otherwise provided in this Section 8, Performance Awards and Time-Vesting Awards for each Performance Period shall be paid to Participants upon such terms as the Committee determines to be appropriate, including, without limitation, deferral of all or a portion of the Performance Award, subject to applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, as they may from time to time be in effect (the “Regulations”) (and any applicable Internal Revenue Service (“IRS”) guidance thereunder). All portions of Performance Awards that are not deferred shall be paid as soon as administratively feasible after the Initial Payout Date (as defined below). In the event payment of any portion of a Performance Award is deferred, the deferred portion of the Performance Award shall bear “interest” at a rate per annum equal to the Treasury rate in effect on the January 31 immediately preceding the Initial Payout Date for the Performance Award. The applicable Treasury rate shall be the rate for Treasury bills, bonds or notes with a term closest to the midpoint of the deferral term of the Performance Award. For instance, if a portion of a Performance Award is deferred for 60 months that portion of the Performance Award will bear “interest” at the Treasury rate closest to 30 months. “Interest” shall be payable with each deferred payment of Performance Awards and shall be calculated on the balance outstanding since the immediately preceding payment of a portion of the Performance Awards.

(b)        No deferral of the payment of all or any portion of a Performance Award shall be permitted if and to the extent such deferral would cause such payment, or any portion thereof, to be treated as “deferred compensation” taxable under Section 409A(a)(1) of the Code or the Regulations or other IRS guidance thereunder.

(c)        Except as provided in subsection (d), (e) or (f) of this Section 8 or Section 9, if a Participant’s employment with the Corporation or any of its subsidiaries is terminated voluntarily by the Participant or is Terminated for Cause, such termination shall cause the Participant to forfeit any and all amounts remaining to be paid to such Participant under the Plan, including, but not limited to, any Performance Award or Time-Vesting Award as to which the Initial Payout Date has not been attained prior to the termination.

(d)        In the event a Participant’s employment with the Corporation or any of its subsidiaries terminates by reason of his or her death, Retirement (as defined below), or Disability (as defined below), the Corporation shall pay to such Participant (or to such Participant’s estate) the full amount of his or her earned but unpaid Performance Awards or Time-Vesting Awards. Such payment shall be made as soon as administratively feasible following the date of such Participant’s termination, except that, in the case of any Performance Award as to which the Initial Payout Date has not been attained prior to the date of termination, such payment shall be made on the Initial Payout Date, or as soon as administratively feasible thereafter.

(e)        Unless a Participant’s employment with the Corporation or any of its subsidiaries is terminated voluntarily by the Participant or is Terminated for Cause, the Corporation shall pay to such Participant the full amount of his or her earned but unpaid Performance Awards or Time-Vesting Awards. Subject to Section 8(b), such payment shall be made as soon as administratively feasible following the date of such Participant’s termination, except that, in the case of any Performance Award as to which the Initial Payout Date has not been attained prior to the date of termination, such payment shall be made on the Initial Payout Date, or as soon as administratively feasible thereafter.

(f)        Regardless of how a Participant’s employment with the Corporation or any of its subsidiaries terminates, the Committee, in its sole discretion, may elect to have the Corporation pay to such Participant all or any part of his or her earned but unpaid Performance Awards or Time-Vesting Awards. Subject to Section 8(b), such payment shall be made as soon as administratively feasible following the Committee’s determination, except that, in the case of any Performance Award or Time-Vesting Award as to which the Initial Payout Date has not been attained prior to the date of such determination, such payment shall be made on the Initial Payout Date, or as soon as administratively feasible thereafter.

(g)        Notwithstanding anything in this Plan to the contrary, the Committee may provide for the treatment of Performance Awards or Time-Vesting Awards hereunder upon termination of employment which vary from those set forth in the Plan, which provisions shall be set forth in the employment or engagement agreement between a Participant and the Corporation or any subsidiary thereof (or in an award agreement).

(h)        Any amounts forfeited by any Participant under the Plan shall not be restored to the Performance-Based Amount or Time-Based Amount or paid to another Participant as a Performance Award or Time-Vesting Award. Furthermore, at all times each Performance-Based

Amount or Time-Based Amount remains the property of the Corporation until such amounts are allocated as Performance Awards or Time-Vesting Awards and paid to Participants pursuant to the terms of the Plan.

(i)        Performance Awards and Time-Vesting Awards to Participants will be treated for tax purposes the same as amounts paid to such Participant as salary in the year in which such Performance Award or Time-Vesting Award is actually paid. The Corporation shall be entitled to withhold from any amount payable hereunder the amount of any federal, state or local tax owed, as determined by the Corporation.

(j)        For purposes of this Section 8 and Section 9, the following capitalized terms shall have the following meanings:

(i)        Disability. “Disability” shall have the meaning set forth in the employment or engagement agreement between a Participant and the Corporation or any subsidiary thereof, if such an agreement exists and contains a definition of Disability; otherwise “Disability” means the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, as provided in Section 409A(a)(2)(C) of the Code and the Regulations (and any applicable IRS guidance thereunder), including Prop. Treas. Reg. § 1.409A-3(g)(4). For purposes of this Section 8 and Section 9, a Participant will be deemed disabled if such Participant is determined to be totally disabled by the Social Security Administration. Moreover, a Participant will be deemed disabled if such Participant is determined to be disabled in accordance with a disability insurance program of the Corporation, provided that the definition of disability applied under such disability insurance program complies with the requirements of the Regulations (and any applicable IRS guidance thereunder), including Prop. Treas. Reg. § 1.409A-3(g)(4).

(ii)        Initial Payout Date. The Initial Payout Date for a Performance Award shall be the Payout Date immediately following a Performance Period. The Initial Payout Date for a Time-Vesting Award shall be the initial Vesting Date specified in the Incentive Award which provides for payment of the first portion of such Time-Vesting Award.

(iii)        Payout Date. A date selected by the Committee.

(iv)        Retirement. Termination of employment with the Corporation or any of its subsidiaries by a Participant on or after reaching age 60, unless the Participant’s employment is Terminated for Cause.

(v)        Terminated for Cause. The term “Cause” shall have the meaning set forth in the employment or engagement agreement between a Participant and the Corporation or any subsidiary thereof, if such an agreement exists and contains a definition of Cause; otherwise Cause shall mean (1) conviction of the Participant for committing a felony under Federal law or the law of the state in which such action occurred, (2) dishonesty in the course of fulfilling a Participant’s employment, engagement or directorial duties, (3) willful and deliberate failure on the part of a Participant to perform the Participant’s employment, engagement or directorial duties in any material respect or (4) such other events as shall be determined in good faith by the Board. The Board shall, unless otherwise provided elsewhere or in an employment agreement with the Participant, have the sole discretion to determine whether Cause exists, and its determination shall be final.

9.	SEPARATION FROM THE CORPORATION AND ITS SUBSIDIARIES

(a)        Participants who cease to be employed by the Corporation or its subsidiaries prior to the end of a Performance Period, other than due to Retirement (as defined in Section 8), death or Disability (as defined in Section 8), shall not be eligible to receive a Performance Award for the Performance Period in which such termination of employment occurs or any unvested portion of a Time-Based Award for the Performance Period in which such termination of employment occurs; provided, that the Committee may, in its sole discretion, determine that such a Participant shall receive a Performance Award which is prorated to the date of cessation of employment but based upon the Performance-Based Amount for the entire Performance Period.

(b)        Participants who cease to be employed by the Corporation or its subsidiaries prior to the end of a Performance Period due to Retirement (as defined in Section 8), death or Disability (as defined in Section 8) shall receive a Performance Award which is prorated to the date of cessation of employment but based upon the Performance-Based Amount for the entire Performance Period.

(c)        Any Participant may designate in writing the beneficiary of the unpaid amount of a Performance Award or Time-Vesting Award (including the amount of any Performance Award or Time-Vesting Award which was previously deferred) in case of death and if no designation has been made, or if any such designation shall become ineffective, any such unpaid amount will be paid to the Participant’s estate. Such designation shall be effective upon receipt thereof by the Corporation. Any such designation may be revoked in writing by a Participant at any time without the consent of any such beneficiary.

10.	AMENDMENTS

The Committee may amend this Plan at any time. The Committee may also amend this Plan as it deems necessary or appropriate to comply with any applicable provisions of the Code or the Regulations (and any applicable IRS guidance thereunder) in relation to the ability to defer award payments in a manner that will avoid the application of Section 409A(a)(1) of the Code to such payments. If the Code or the Regulations would require stockholder approval of such amendment in order for payments under this Plan to be deductible, then no such amendment shall be effective without such approval.

11.	TERMINATION

The Board of Directors of the Corporation may terminate this Plan at any time. No termination of this Plan shall adversely affect the right of any person to receive any award for a Performance Period or Periods for which such person had been designated under Section 3 of this Plan, or amounts previously awarded to such person but deferred in accordance with Section 8 of this Plan plus any interest thereon.

12.	MISCELLANEOUS

(a)        Nothing contained in this Plan shall be construed as giving any executive officer, officer or key employee of the Corporation or any subsidiary thereof the right to participate in this Plan or to continued employment or any interest in any asset of the Corporation or any of its subsidiaries, nor to prevent the Corporation or any of its subsidiaries or affiliates from taking any action which it deems to be appropriate or in its best interests, whether or not such action would have an adverse effect on this Plan or the amounts payable hereunder.

(b)        This Plan shall be unfunded and the Corporation shall not be required to establish any segregation of assets to assure payment of any awards made hereunder.

(c)        A Participant may not sell, transfer or assign any right or interest in this Plan except as provided in Section 9(c) hereof and any attempted sale, transfer or assignment shall be null and void.

(d)        Section 409A. This Plan is intended to comply with, or be exempt from, the requirements of Code Section 409A, including any future amendments to Code Section 409A, and any other IRS or other governmental rulings or interpretations (“IRS Guidance”) issued pursuant to Code Section 409A. Accordingly, the Corporation reserves the right to amend the provisions of this Plan at any time and in any manner without the consent of any Participants to comply with the requirements of Code Section 409A and any IRS Guidance and to avoid the imposition of the additional tax, interest or income inclusion under Code Section 409A on any payment to be made hereunder. Notwithstanding the foregoing, in no event whatsoever shall the Corporation be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Code Section 409A or for damages for failing to comply with Code Section 409A. For purposes of Code Section 409A, each payment of an Incentive Award under this Plan shall be treated as a separate payment, and any right to a series of payments in respect of any Incentive Awards under this Plan shall be treated as a right to receive a series of separate payments. It is further expressly intended that any right to any Incentive Award shall be subject to a substantial risk of forfeiture, as described in Treas. Reg. §§ 1.409A-1(d) and 1.409A-3(i)(5)(iv)(A).

(e)        This Plan shall be governed by and construed in accordance with the laws of the State of New York and the applicable provisions of the Code and the Regulations.

13.	EFFECTIVE DATE

This Plan, as amended, shall be effective as of January 1, 2018 and shall remain in effect until terminated in accordance with Section 11 hereof.